Exhibit 5




January 23, 1997



The Liposome Company, Inc.
One Research Way
Princeton Forrestal Center
Princeton, New Jersey 08540-6619

Gentlemen:

     On or about January 24, 1997, The Liposome Company, Inc. (the "Company") will file with the Securities and Exchange Commission on Form S-8 its Registration Statement ("Registration Statement") relating to 4,500,000 shares of Common Stock that may be issued or transferred by the Company upon the exercise of stock options or pursuant to performance awards or restricted stock grants, that may be granted to employees of the Company and its subsidiaries under The Liposome Company 1996 Equity Incentive Plan (the "Plan").

     With respect to the Company and shares of its Common Stock, I am of the opinion that:

     A. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

     B.   The 4,500,000 shares of Common Stock referred to above:

          (i)  are duly authorized;

          (ii) upon selection, in accordance with the terms of the Plan, of grantees from among those employees of the Company and its subsidiaries eligible for receipt of stock options, performance awards, and restricted stock grants ("Eligible Employees"), may be validly included in grants of stock options, performance awards, restricted stock grants and other awards authorized by the Plan to such Eligible Employees; and

          (iii) will be validly issued and outstanding, fully paid and nonassessable upon issuance or transfer:

               (a) pursuant to the due exercise of stock options in accordance with the terms and subject to the conditions of the Plan and the payment of the option price stated in such options;

               (b) pursuant to fulfillment of all conditions required by the Plan for the issuance or transfer of such shares of Common Stock pursuant to performance awards and other awards authorized by the Plan; and

               (c) pursuant to restricted stock grants subject, however, to termination of the grant and the requirement for re-transfer of the shares to the Company if the grantee does not comply with the restrictions of the restricted stock grant.

     In arriving at the foregoing opinion, I have examined corporate records, plans, agreements and other documents of the Company.

     I consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                        Sincerely,



                                        Carol J. Gillespie